Prospectus Supplement No. 1	Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated June 14, 2022)	Registration No. 333-259778

Cazoo Group Ltd

132,632,325 Class A Shares

This Prospectus Supplement No. 1 supplements the Prospectus dated June 14, 2022 (the “Prospectus”) of Cazoo Group Ltd, a Cayman Islands exempted company (“we,” “our,” “Cazoo” or the “Company”), that forms a part of the Company’s Registration Statement on Form F-1 (File No. 333-259778). This Prospectus Supplement No. 1 should be read in conjunction with the Prospectus. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement No. 1, you should rely on the information in this Prospectus Supplement No. 1. Capitalized terms used herein but not defined shall have the meanings given to them in the Prospectus.

On November 3, 2021, it was publicly announced that the members of the board of directors of Daily Mail and General Trust plc (“DMGT”) other than Viscount Rothermere, Andrew Lane, François Morin, David Nelson and Paul Zwillenberg, and Rothermere Continuation Limited (“RCL”), had reached agreement on the terms of a recommended cash offer by RCL to acquire all of the issued and to be issued DMGT A ordinary non-voting shares of 12.5 pence each not already owned by RCL (the “Offer”) and a special distribution to all shareholders of DMGT (the “DMGT Shareholders”) of substantially all of the cash in the DMGT group and the Class A ordinary shares, par value $0.0001, of Cazoo (the “Class A Shares”) held by DMGT (the “Special Dividend”). The Special Dividend would be made to DMGT Shareholders who were on the register of members of DMGT as of 6:00 p.m. (London time) on December 16, 2021.

DMGT has informed the Company that, on or following the date of this Prospectus Supplement No. 1, DMGT intends, as soon as practicable, subject to compliance with securities laws, to make a special distribution to the DMGT Shareholders of up to an aggregate of 132,632,325 Class A Shares. DMGT has also informed the Company that it will inform the DMGT Shareholders the date on which such distribution shall occur and other relevant information. DMGT’s distribution is being made pursuant to this Prospectus Supplement No. 1.

We will not receive any proceeds from the special distribution of Class A Shares by DMGT.

Our Class A Shares are currently listed on the New York Stock Exchange under the symbol “CZOO.”

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of material risks of investing in our securities in “Risk Factors”, beginning on page 8 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the Prospectus or this Prospectus Supplement No. 1. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is June 14, 2022.